Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Reports First Quarter 2014 Results; Updates Timing and Provides Guidance for Acquisition of Sherritt Coal Assets

Englewood, CO – April 25, 2014 - Westmoreland Coal Company (NasdaqGM:WLB) today reported its first quarter results for 2014.

Highlights:

•	Q1 2014 revenues grew 11.6% to $180.2 million compared with $161.4 million in Q1 2013.

•	Q1 2014 Adjusted EBITDA increased 12.5% to $28.9 million compared with $25.7 million in Q1 2013.

•	Q1 2014 operating income increased 42.1% to $8.1 million compared with $5.7 million in Q1 2013.

•
Net loss applicable to common shareholders for the three months ended March 31, 2014 increased to $19.3 million compared with a loss of $2.7 million for the three months ended March 31, 2013. The loss for Q1 2014 includes approximately $18.1 million of additional interest, currency losses, and transaction fees related to the Sherritt acquisition.

•
Q1 2014 operating cash flows increased to $29.6 million. Westmoreland's cash position remained flat at $61.9 million, despite $16.9 million being placed into escrow related to the Sherritt acquisition financing.

•	The company expects to close on the Sherritt coal assets within a week. Guidance for Adjusted EBITDA and capital expenditures is described below.

"The first quarter’s results were in line with our expectations," said Keith E. Alessi, Westmoreland’s CEO. "The 2014 first quarter reflects the newly restructured ROVA power agreement and does not include any benefit of the Indian Coal Tax Credit. The tax credit expired on December 31, 2013 and has not yet been renewed, although it has been included in pending legislation."

"Our quarterly results are often materially impacted by the timing of customer maintenance outages. The first quarter of 2014 benefited in comparison to the prior year from the fact that there were two outages during the 2013 quarter. The second quarter of 2014 is expected to have two scheduled outages versus none in 2013. The 2014 pattern is consistent with our historical experience, with 2014 second quarter results expected to be lower than 2013 and quarters three and four to be higher, leaving us within our previously announced U.S. business guidance range."

"We expect to close on the Sherritt coal asset acquisition within a week. We have received all required regulatory approvals and received final court approval on April 23rd."

"Sherritt’s operations are heavily skewed to cold weather months, with as much as 75% of EBITDA historically falling in the first and fourth quarters. We expect these assets to generate between $52 million and $62 million in adjusted EBITDA from close until December 31, 2014. Given historical trends, planned customer outages, and internal projections, it is likely that 29%, 22% and 49% of the projected 2014 adjusted EBITDA will occur in quarters two, three and four, respectively. We further expect capital expenditures from close through December 31, 2014 will be between $25 million and $30 million."

Westmoreland News Release	Page 1 of 7	April 25, 2014

"We are excited to welcome Sherritt’s employees, customers and joint venture partners into the Westmoreland team and look forward to introducing our business model to the Canadian business," Alessi concluded.

Robert P. King, Westmoreland’s President of U.S. Operations added, "During the first quarter, favorable weather and low hydro generation continued to generate high demand for power. Our customers ran their plants at high levels and Westmoreland’s mines and power plant operated very well. However, sales and shipments from our Absaloka Mine were negatively impacted throughout the quarter by railroad disruptions. Railroad service has improved in April and shipments from Absaloka have increased to normal levels."

"Westmoreland’s operations continued to deliver very good safety performance with reportable incident and lost time frequency rates significantly below the national averages for surface mines and power plants. Four of our six mines and the ROVA plant operated with zero reportable incidents in the first quarter."

Safety

Safety performance through the first three months of 2014 at Westmoreland mines was as follows:

	Reportable	Lost Time
Westmoreland	0.82	0.82
National Average	1.67	1.15
Percentage	49.1%	71.3%

Financial Results

Westmoreland's revenues in Q1 2014 increased to $180.2 million compared with $161.4 million in Q1 2013. Westmoreland's Q1 2014 Adjusted EBITDA increased to $28.9 million from $25.7 million in Q1 2013. Net loss applicable to common shareholders increased by $16.6 million, from $2.7 million ($0.19 per basic share) in Q1 2013 to $19.3 million ($1.30 per basic share) in Q1 2014.

Revenues increased primarily due to new customer sales and fewer customer and ROVA outages. Net loss increased due to approximately $18.1 million of additional interest, currency losses and transaction fees related to the Sherritt acquisition.

Coal Segment Operating Results

The following table summarizes Westmoreland's Q1 2014 and Q1 2013 coal segment performance:

	Three Months Ended March 31,
			Increase / (Decrease)
	2014	2013	$	%
	(In thousands, except per ton data)
Revenues	$158,190	$142,112	$16,078	11.3%
Operating income	13,447	13,472	(25)	(0.2)%
Adjusted EBITDA	30,567	29,906	661	2.2%
Tons sold - millions of equivalent tons	6.8	6.1	0.7	11.5%

Westmoreland's first quarter 2014 coal segment revenues and tons sold increased due to new customer sales and fewer customer outages affecting our Absaloka and Beulah Mines. Operating income was negatively impacted by rail service issues from our Absaloka Mine.

Westmoreland News Release	Page 2 of 7	April 25, 2014

Power Segment Operating Results

The following table summarizes Westmoreland's Q1 2014 and Q1 2013 power segment performance:

	Three Months Ended March 31,
			Increase / (Decrease)
	2014	2013	$	%
	(In thousands)
Revenues	$22,012	$19,336	$2,676	13.8%
Operating income (loss)	1,744	(1,003)	2,747	273.9%
Adjusted EBITDA	4,833	1,709	3,124	182.8%
Megawatts hours	404	340	64	18.8%
Westmoreland's first quarter 2014 power segment revenues, operating income and megawatt hours increased due to fewer planned and unplanned outages at our ROVA power plant.
Nonoperating Results

Heritage and corporate expenses for Q1 2014 remained consistent with Q1 2013.

Interest expense for Q1 2014 increased to $20.8 million from $10.2 million in Q1 2013 primarily due to higher debt levels and transaction fees related to the Sherritt acquisition.

Cash Flow, Leverage, and Liquidity

Q1 2014 operating cash flows increased to $29.6 million, enabling a strong ending cash position of $61.9 million. Westmoreland's cash position remained flat, despite $16.9 million of cash being placed into escrow related to the Sherritt acquisition financing.
Westmoreland had the following liquidity at March 31, 2014 and December 31, 2013:

	March 31,	December 31,
	2014	2013
	(In millions)
Cash and cash equivalents	$61.9	$61.1
WML revolving line of credit	23.1	23.1
Corporate revolving line of credit	20.0	20.0
Total	105.0	104.2

Both of the credit facilities had no borrowings with one outstanding letter of credit in the amount of $1.9 million on the WML line.

Conference Call

A conference call regarding Westmoreland Coal Company's first quarter 2014 results will be held on Friday, April 25, 2014, at 10:00 a.m. Eastern Time. Call-in numbers are:

Live Participant Dial In (Toll Free): 844-WCC-COAL (844-922-2625)
Live Participant Dial In (International): 201-689-8584

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company's coal operations include sub-bituminous coal mining in the Powder River Basin in Montana and Wyoming, and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Westmoreland News Release	Page 3 of 7	April 25, 2014

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements, including Westmoreland's projections for year-end performance and projections for the performance of the Sherritt assets upon integration. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #
Contact: Kevin Paprzycki (855) 922-6463

Westmoreland News Release	Page 4 of 7	April 25, 2014

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2014	2013
	(In thousands, except per share data)
Revenues	$180,202	$161,448
Cost, expenses and other:
Cost of sales	138,630	130,421
Depreciation, depletion and amortization	16,059	14,426
Selling and administrative	13,331	11,887
Heritage health benefit expenses	3,544	3,951
Loss (gain) on sales of assets	38	(234)
Restructuring charges	397	—
Other operating loss (income)	150	(4,737)
	172,149	155,714
Operating income	8,053	5,734
Other income (expense):
Interest expense	(20,798)	(10,160)
Interest income	302	297
Loss on foreign exchange	(6,790)	—
Other income	93	70
	(27,193)	(9,793)
Loss before income taxes	(19,140)	(4,059)
Income tax expense (benefit)	(110)	28
Net loss	(19,030)	(4,087)
Less net loss attributable to noncontrolling interest	—	(1,702)
Net loss attributable to the Parent company	(19,030)	(2,385)
Less preferred stock dividend requirements	261	340
Net loss applicable to common shareholders	$(19,291)	$(2,725)

Net loss per share applicable to common shareholders:
Basic and diluted	$(1.30)	$(0.19)
Weighted average number of common shares outstanding
Basic and diluted	14,787	14,282

Westmoreland News Release	Page 5 of 7	April 25, 2014

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Cash Flow
Net cash provided by operating activities	$29,648	$21,216
Net cash used in investing activities	(468,664)	(5,725)
Net cash provided by (used in) financing activities	439,806	(6,249)

	March 31, 2014	December 31, 2013
	(In thousands)
Balance Sheet Data
Total cash and cash equivalents	$61,900	$61,110
Total assets	1,407,147	946,685
Total debt:
Existing debt	346,954	339,837
Sherritt acquisition debt	453,277	—
Total debt	800,231	339,837
Working capital deficit	(30,493)	(7,989)
Total shareholder's deficit	(206,216)	(187,879)
Common shares outstanding	14,863	14,592

The tables below show how we calculated Adjusted EBITDA, including a breakdown by segment, and reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Adjusted EBITDA by Segment
Coal	$30,567	$29,906
Power	4,833	1,709
Heritage	(3,830)	(4,175)
Corporate	(2,663)	(1,784)
Total	$28,907	$25,656

Westmoreland News Release	Page 6 of 7	April 25, 2014

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Reconciliation of Adjusted EBITDA to net income (loss)
Net loss	$(19,030)	$(4,087)

Income tax expense (benefit)	(110)	28
Other income	(93)	(70)
Interest income	(302)	(297)
Loss on foreign exchange	6,790	—
Interest expense	20,798	10,160
Depreciation, depletion and amortization	16,059	14,426
Accretion of ARO and receivable	3,479	3,180
Amortization of intangible assets and liabilities	153	164
EBITDA	27,744	23,504

Restructuring charges	397	—
(Gain)/loss on sale of assets	38	(234)
Share-based compensation	728	2,386
Adjusted EBITDA	$28,907	$25,656

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and Westmoreland believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

•
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•
help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of our capital structure and asset base from our operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing Westmoreland’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

Westmoreland News Release	Page 7 of 7	April 25, 2014